SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 000-27727


                           NOTIFICATION OF LATE FILING

|_| Form 10-K       |_| Form 11-K      |_| Form 20-F     |X| Form 10-Q
|_| Form N-SAR

         For Period Ended: June 30, 2006

|_| Transition Report on Form 10-K     |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F     |_| Transition Report on Form N-SAR

         For the Transition Period Ended: _______________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:________________________
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                          SaVi Media Group, Inc.
Former name if applicable
Address of principal executive office            9852 West Katella Ave., #363
City, state and zip code                         Anaheim, California 92804


                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

         |        (a)      The reasons  described in  reasonable  detail in Part
         |                 III of this  form  could  not be  eliminated  without
         |                 unreasonable effort or expense;
         |        (b)      The  subject  annual  report,   semi-annual   report,
         |                 transition  report on Form 10-K,  20-F,  11-K or Form
         |                 10-Q,  or portion  thereof will be filed on or before
|X|      |                 the 15th calendar day following  the  prescribed  due
         |                 date; or the subject  quarterly  report or transition
         |                 report on Form 10-Q, or portion thereof will be filed
         |                 on or before the fifth  calendar  day  following  the
         |                 prescribed due date; and
         |        (c)      The accountant's  statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

         The compilation, dissemination and review of the information required to be presented in the Form 10-QSB for the relevant fiscal quarter has imposed time constraints that have rendered timely filing of the Form 10-QSB impracticable without undue hardship and expense to the registrant. The registrant undertakes the responsibility to file such quarterly report no later than five days after its original due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Mario Procopio         (714)                    740-0601
     --------------         -----                    --------
        (Name)           (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                            |X|  Yes    |_|  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            |_|  Yes    |X|  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             SaVi Media Group, Inc.
                   Name of Registrant as Specified in Charter.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  August 14, 2006                     /s/ MARIO PROCOPIO
                                            ------------------
                                            By:     Mario Procopio
                                            Title:  Chief Executive Officer